E-79
Exhibit No. 5
Form 10-SB
Transform Pack International, Inc.






                             TRANSFORM
                               PACK


                     MASTER LICENSE AGREEMENT

                              Between

                        TRANSFORM PACK INC.

                                And

            PETER J. TOMASCHITZ, on behalf of a company
                    which is to be incorporated
                   as TRANSFORM PACK EUROPE INC.

                           July 24, 1995

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
                     MASTER LICENSE AGREEMENT

          THIS AGREEMENT made the 24th day of July, 1995.

BETWEEN:

               TRANSFORM PACK INC., a body corporate, 415 Elmwood
Drive, in the            City of Moncton, New Brunswick, Canada,
as represented by its President,             RAYMOND CAISSIE, its
Vice-President Marketing and R&D, HANS                 MEIER, and
its Vice-President Production, BERNARD MORIN, hereinafter referred to as the "Grantor",

                         OF THE IFIRST PART

               - and -

               PETER J. TOMASCHITZ, Executive Management
Consultant, of                          Grabenstrasse 45, Suite
41, A-8010 Graz, Austria, Europe, on behalf of a
company which is to be incorporated, hereinafter referred to as
the                      "Licensee"

                         OF THE SECOND PART

     WHEREAS the Grantor is engaged in the research, development, manufacture and sale of unique adhesives and marinating spices and flavours used in combination with one-step TRANSFORM Pack process more specifically described in the Canadian Patent Application entitled "Method and Material For Extending The Shelf-Life of Fresh Foods" filed November 9th, 1994, as number 2135416 a copy of which is attached hereto as Schedule "A" and being more generally described in the Marketing Brochure attached hereto as Schedule "B" hereinafter collectively called the "Licensed Technology";

     AND WHEREAS the Grantor intends to file a PCT patent application with respect to the Licensed Technology for the geographic area (the "Territory") consisting of Europe (including, without restricting the generality of the foregoing, the European Economic Community, Switzerland, Norway and also the reformed states of the East, i.e. Russia, White Russia, Ukraine, Balkan States and Turkey);

     AND WHEREAS the Grantor is the owner of certain technological knowledge with respect to research, development, manufacture and sale of unique adhesives and marinating spices and flavours used in combination with one-step TRANSFORM Pack process more specifically described in the Canadian Patent Application entitled "Method and Material For Extending The Shelf-Life of Fresh Foods" filed November 9th, 1994, as number 2135416 a copy of which is attached hereto as Schedule "A" and being more generally described in the Marketing Brochure attached hereto as Schedule "B", hereinafter collectively called the "Licensed Technology";
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     AND WHEREAS the Licensee has requested from the Grantor an exclusive license to commercially exploit the Licensed Technology in the Territory and the Grantor has agreed to provide an exclusive license to the Licensee upon the terms and conditions as hereinafter set out in this Agreement;

     NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties covenant and agree with each other as follows:

                    ARTICLE I - INTERPRETATION

1. 1 Definitions

1.1.1 In this Agreement, and the attached Schedules (unless otherwise indicated) the following expressions shall have the respective meanings indicated below:

     "Adhesives" - has the meaning ascribed to it as set out in
the Canadian Patent Application    entitled "Method and Material
For Extending The Shelf-Life of Fresh Foods" filed     November
9th, 1994, as number 2135416 a copy of which is attached hereto as Schedule "A" and being more generally described in the Marketing
Brochure attached hereto as   Schedule "B".

     "Affiliate" of a specific party means any other person or
entity that, directly or indirectly,    controls or is controlled
by or is under common control with such specified party.

     "Agreement" - means this Agreement, all Schedules and other
attachments to this      Agreement and any documents incorporated
herein by reference and includes all    amendments to this
Agreement agreed to in writing by the parties hereto.

     "Know-How" includes all technical information, procedures,
processes, spices and flavours     (including formulas), Trade
Secrets (except for the formula of the adhesives), methods, practices, techniques, information, bills of parts, diagrams,
drawings, specifications, blue-    prints, lists of materials,
labour and general costs, production manuals and data relating to the design, manufacture, production, inspection and testing of the Products using the Licensed Technology, existing as at the date
of this Agreement and anytime hereinafter    acquired by the
Grantor during the term of this Agreement with free right of disposal;

     "Licensed Technology" shall mean collectively the Patents and Know-How existing as at the date of this Agreement and anytime
hereinafter acquired by the Grantor during the term    of this
Agreement with free right of disposal;

     "Gross Revenues" shall mean in respect of any particular
period the revenue derived from    the gross sales of Products
sold by the Licensee and Sub-Licensees in the Territory, excluding:

     (i)  raw materials, which includes the support matrix (film, the glue and spice mix)
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     all materials necessary to package the Products, supplies and
wages and benefits directly   related to the price of labour to
manufacture of Products in the Territory;

     (ii) returns, discounts, value added or sales taxes or other
similar taxes payable on the       amounts so charged; and

     (iii)     non-refundable advance payments received by the
Licensee from Sub-Licensees and    any and all revenues received
by the Licensee from the sale of equipment.

"Marketing Brochure" refers to the Marketing Brochure prepared by or on behalf of the Grantor and attached hereto as Schedule "B".

"Needs of the Market" - means that, in respect of the Products,
(i) they have been approved by all health, safety and governmental regulatory agencies and/or authorities and the Licensee has received formal clearance and approval for the sale, distribution and marketing of the Products in the Territory, and (ii) there exists, in the Territory, a genuine, real and substantial consumer demand- for the Products to permit a viable and profitable business operation for the Licensee.

"Patents" shall mean the Canadian Patent Application entitled "Method and Material For Extending The Shelf-Life of Fresh Foods" filed November 9th, 1994, as number 2135416 a copy of which is attached hereto as Schedule "A" and being more generally described in the Marketing Brochure attached hereto as Schedule "B" and shall include improvements and modifications thereof and any supplementary applications for patents for improvements and modifications thereof;

"Products" shall be deemed to be those items to be manufactured according to the Patents and Know-How as generally disclosed in the Patents, Know-How and Marketing Brochure, and shall refer to and include the use of Adhesives and marinating spices and flavours (except for Proprietary Marinating Spices and Flavours), as more specifically set out on Schedule "C";

"Proprietary Marinating Spices and Flavours" shall mean customized marinating spices and flavours specially created, formulated and prepared at the request and instructions of a client of either the Grantor or Licensee with respect to that client's private food label or labels.

"Trade Marks" shall refer to those Trade Marks set out on Schedule "D" and shall include all trade marks and trade names that may in the future be adopted by the Licensee in connection with the Licensed Technology exploited by the Licensee.

"Territory" means the geographic area consisting of Europe
(including without restricting the generality of the foregoing, the European Economic Community, Switzerland, Norway and also the reformed states of the East, i.e. Russia, White Russia, Ukraine, Balkan States and Turkey).

"Trade Secrets" means the formulae for Adhesives, including all technical information, specifications, procedures, processes, spices and flavours (including formulas), Trade
Secrets, methods, practices, techniques, information, bills of parts, diagrams, drawings, specifications, blue-prints, lists of materials or secret processes or other confidential information, with respect to the Canadian Patent Application entitled "Method and

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Material For Extending The Shelf-Life of Fresh Foods" filed
November 9th, 1994, as
number 2135416 a copy of which is attached hereto as Schedule "A" and being more generally described in the Marketing Brochure attached hereto as Schedule "B".

1.2 - Interpretation

1.2.1 - Where the context permits, words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all other genders and words importing persons shall include corporations, and vice versa. The headings or sub-headings of Articles to this Agreement are inserted for convenience of reference only and shall not in any way affect the interpretation of this Agreement. References to any agreement incorporated herein by reference or schedule shall include reference to any amendment or modification of such agreement.

1.2.2 - The terms "this Agreement", "hereof", "hereunder",
"herein", and similar expressions refer to this Agreement and not to any particular Articles, Section, Sub-Section, Clause or Paragraph of this Agreement, unless the context otherwise requires, and include any agreements supplemental hereto.

1.2.3 - Unless otherwise stated herein, all references to currency in this Agreement are to lawful money of Canada.

1.3 - Schedules

1.3.1 - The parties agree that the following Schedules are incorporated into this Agreement and form an integral part hereof.

Schedule A -   Canadian Patent Application entitled "Method and
Material For Extending The Shelf-Life of Fresh Foods" filed
November 9th, 1994, as number 2135416.

Schedule B - Marketing Brochure prepared by Grantor.

Schedule C -   List of Countries in the European Patent Group plus
Finland, Norway and Hungary, all of which are underlined in red on the sheet attached to this Agreement as Schedule "C" with respect to PCT Patent Application required to be filed by the Grantor.

Schedule D - List of Grantor's Trade Marks.

Schedule E - Bank account number and name and branch of the Grantor's bank.

Schedule F - Promissory Note.

Schedule G - Licensee's Action Plan for design and manufacture of equipment.

                  ARTICLE II - GRANT OF LICENCES

2.1 - Grant of License

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2.1.1 Exclusive Grant: The Grantor grants to the Licensee the exclusive license to commercially exploit the Licensed Technology in the Territory, and without limiting the generality of the foregoing includes the exclusive license to:

(a)       manufacture in the Territory the Products;

(b) distribute, use and sell only throughout the Territory, the Products;

 (c) use the Trade Marks in conjunction with the Products throughout the Territory; and

(d) manufacture in the Territory the equipment and machinery necessary to manufacture and produce the Products covered by the Licensed Technology.

2.1.2 The Licensee acknowledges that some or all of the Know-How has been disclosed and delivered to the Licensee in confidence prior to and in contemplation of the execution of this Agreement. The remainder of the Know-How shall be furnished to the Licensee as soon as possible after the date of execution of this agreement but not later than the incorporation of Transform Pack Europe Inc.

2.1.3 The Grantor shall furnish to the Licensee all of the Know-
How in its possession and existing at the date of this Agreement and also furnish to the Licensee any Know-How hereinafter acquired by the Grantor during the term of this Agreement.

2.1.4 The Grantor warrants that there are no other existing licenses of the Licensed Technology in the Territory and covenants that no disclosure to third parties will be made by it of Trade
Secrets in the Territory while this Agreement is in force.

2.1.5 The Grantor shall permit the Licensee at its sole cost and expense to take all necessary steps to enforce any and all rights granted under this Agreement, and in particular to take legal proceedings against third parties to stop and prevent them from infringing the Licensed Technology, including Trade Marks in the Territory, subject to consultation with the Grantor as to anything respecting the validity of the Licensed Technology or Trade Marks. Any and all damages or awards received by the Licenseee as a consequence of taking legal action against third parties infringing the Licensed Technology in the Territory shall not be included in the calculation of Gross Revenues and such awards or damages shall be for the use and sole benefit of the Licensee.

2.1.6 The Grantor agrees to use its best efforts to ensure that the Licensed Technology, including the Patents and Know-How, will be sufficient and suitable for the manufacture of quality Products in the Territory.

2.1.7 The Grantor shall permit the Licensee to incorporate a legal entity in the Territory under the name Transform Pack Europe Inc. or such similar corporate name as may be approved and at the expiration or lawful termination of the Agreement the Licensee covenants and agrees to change its name to a corporate name different from that of "Transform Pack Europe Inc.".

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

                     ARTICLE III - SUBLICENCES

3.1 - Sublicenses

3. 1. 1 - So long as this Agreement remains in full force and effect and the Licensee has complied with all the provisions of this Agreement, the Licensee may permit and sublicense others to use the Licensed Technology disclosed to the Licensee by the Grantor pursuant to the terms and subject to the conditions of this Agreement, including, without limiting the generality of the foregoing, the payment to the Licensor of the Royalties described in Article VIII herein.

3.1.2 - The Licensee covenants with the Grantor to make the Royalty payments to the Grantor by reason of sales by sublicensees and for the observance and performance by all sublicensees of all the provisions of this Agreement.

                         ARTICLE IV - TERM

4.1 - Term of Agreement

4. 1. 1 Subject to the provisions for early termination as set out in this agreement, this agreement shall remain in full force and effect for a period of five (5) years and shall expire five (5) years from the date of this Agreement.

4.1.2 Options for two (2) extended terms: The Licensee is granted two (2) successive options to extend the term of this Agreement for a period of time not exceeding five (5) years in each such option, each extended term to begin upon the expiration of the term of this Agreement or of this Agreement as extended and all the terms, covenants and provisions of this Agreement shall apply to each extended term with the exception, however, that the Licensee shall not have any further option to extend further the term of this Agreement following the exercise, if any of the second (2nd) option to extend. The options may be exercised by Licensee by giving 120 days' notice in writing to the Grantor prior to the expiration of the term or of the renewed term, and the notice shall state the date to which the Licensee elects to extend the Agreement.

          ARTICLE V - IMPROVEMENTS TO LICENSED TECHNOLOGY

5.1 - Improvements

5. 1. 1 Disclosure: Save and except for the formula for the adhesives, each party agrees to promptly disclose to the other any and all technical data and information relating to any and all developments or improvements of the Patents or the Products (whether or not patentable) and of the Know-How that it may develop or acquire during the term of this agreement to the extent that such disclosure is not restricted or prohibited by law, by any undertaking given to, or any condition, restriction or restraint imposed by third parties, or by considerations relating to the validity of any Patent in respect of which application is about to be made.

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

5.1.2 - Information from Third Parties: Where technical data and information relating to any developments or improvements of the Products is legally obtained or obtainable from an unrelated party only upon payment, there shall be no obligation on either party to make such payment in order to obtain such technical data and information for disclosure to the other party provided, however, that if the party does make such payment, such technical data and information shall be disclosed to the other party.

               ARTICLE VI - OBLIGATIONS, WARRANTIES
                   AND COVENANTS OF THE GRANTOR

6.1 - Obligations of the Grantor

6. 1. 1 Sale of Adhesives to the Licensee: Subject to the terms and conditions of this Agreement, the Grantor agrees to sell (or cause to be sold) to the Licensee all Adhesives used by the Licensee in connection the with the Licensed Technology. The cost of the adhesives to the Licensee will initially be twelve dollars ($12.00 - base year 1995) Cdn\kg. dry matter, FOB Moncton, New Brunswick, Canada. A letter of credit shall be required from the Licensee for the sale of all Adhesives to the Licensee. The parties further agree that the twelve ($12-00) dollar cost for adhesives shall be adjusted for each full year subsequent to the date of this Agreement by the All Items Consumer Price Index (CPI) for Canada as published by Statistics Canada or any successor thereto. Each subsequent adjustment will be made on the previously adjusted portion. In the event that the Adhesives sold or caused to be sold by the Grantor to the Licensee hereunder are, after inspection and examination upon arrival, not reasonably fit for the purpose which they were purchased and are found not to be of merchantable quality, the Licensee may, at its sole option, reject the defective shipment of Adhesives and return them to the Grantor for replacement or reimbursement.

6.1.2 - Marketing Information: The Grantor shall provide to the Licensee sample marketing information and standard information such as installation instructions, technical data and manuals as are necessary to promote the sale of the Products, and including trade advertisements and promotional literature, if requested by the Licensee. The Licensee shall obtain the prior written approval of the Grantor to use any such information which is not simply a translation or copy of that provided by the Grantor. The Licensee shall provide a translation in English of such promotional material at the time of applying for such approval.

6.1.3 - Supply Technical Assistance:

(a) The Grantor agrees to use its best efforts to provide the Licensee with technical assistance under this Agreement. The Grantor does not assume any responsibility for any Products produced and sold by the Licensee in the Territory.

(b) Upon the written request of the Licensee the Grantor shall render all Know-How, training and technical assistance necessary to be provided by the Grantor under this agreement at times and places mutually agreed upon and subject to the availability of the Grantor's personnel and facilities. The Grantor does not warrant or agree that any of its personnel to be furnished or to be made available to the Licensee under this agreement will speak any language other than English.

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The Licensee shall obtain any and all necessary visas, work permits, residence permits or other permits or approvals necessary for the entry into and working in the Territory of all technical personnel who are to be provided by the Grantor under the terms of this agreement.

6.1.4 - Quality Assurance Program: The Grantor and Licensee shall work together jointly to establish a quality assurance program to implement standards to ensure that the Adhesives are of a high quality and shall meet or exceed all health and market requirements in the Territory

6.1.5 - Supply Personnel: Upon the written request of the Licensee during the term of this agreement, the Grantor agrees to send at such reasonable intervals and times as may be mutually acceptable to the Grantor and the Licensee at least one of the Grantor's technical personnel and such additional technical personnel as may be mutually agreed upon between the parties, to the Licensee's plant in the Territory. The Grantor's employee or employees shall render to the Licensee for a period of not more than five (5) weeks during any calendar year such technical assistance as may be reasonably necessary to produce Products of a quality at least equal to those being produced by the Grantor. Such assistance shall include the training of a reasonable number of the Licensee's personnel. The Licensee shall reimburse the Grantor for the costs with respect to any employees sent to and maintained in the Territory under this paragraph. Such reimbursement shall be made by the Licensee in Canadian currency and shall be in the amount of the total of the following:

(a) the expenses of the personnel in traveling to and from Territory; and

(b) the ordinary living expenses of the personnel while in the Territory.

The Licensee further agrees to advance to the Grantor the cost of one or more round-trip air fares, as the case may be, from the Territory simultaneously with its request for such technical personnel. The Licensee further agrees to reimburse the Grantor for the aforementioned costs and expenses within thirty days following receipt of the Grantor's invoice therefor after deduction of the air fare referred to above. The Grantor does not warrant or agree that any of its personnel to be furnished or to be made available to the Licensee under this agreement will speak any language other than English.

6.1.6 - File Patent Applications: The Grantor agrees at its sole cost and expense to file with the appropriate European Governmental authority within forty-five (45) days from the date of execution of this Agreement, a PCT Patent Application with respect to the Canadian Patent Application entitled "Method and Material For Extending The Shelf-Life of Fresh Foods" filed November 9th, 1994, as number 2135416 a copy of which is attached hereto as Schedule "A" in those countries within the European Patent Group plus Finland, Norway and Hungary, all of which are designated and more particularly described and underlined in red in Schedule "C" attached hereto.

6.1.7 - The Grantor may purchase production equipment from Licensee at cost price for resale outside of the Licensee's
Territory. The Grantor will pay Licensee forty-five (45 %) percent of its net profit from the sale of production equipment manufactured by the Licensee and resold by the Grantor outside of the Licensee's Territory.

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6.1.8 - In the event that the Grantor elects to sell common shares of the Grantor, the Grantor grants to the Licensee the right of first refusal to purchase such shares, provided however that such right of first refusal shall not apply to any public share offering or any share transactions between the shareholders of the Grantor and which occur as a result of the Grantor's unanimous shareholders agreement.

6.1.9 - If the Grantor receives a bona fide offer in writing (in this clause called the "Outside Offer") from a third party to purchase or otherwise acquire the Licensed Technology and the Grantor wishes to accept the Outside Offer, the Grantor shall, before accepting it, deliver a duplicate of the Outside Offer to the Licensee and at the same time offer in writing (in this clause called the "Grantor Offer") to sell the Licensed Technology to the Licensee at the same price and upon the same terms and conditions as are contained in the Outside Offer. Thereafter the Licensee shall have thirty (30) days from the date of receiving the Grantor Offer within which to accept it. If the Licensee does not accept the Grantor offer within the thirty (30) day period the Licensee shall be deemed to have rejected the Grantor Offer and the Grantor shall be at liberty for a period of one hundred and twenty (120) days after such rejection, to sell or otherwise part with the ownership of the Licensed Technology to the third party at the price and on the terms and conditions set out in the Outside Offer. If no such sale pursuant to the Outside Offer occurs within the one hundred and twenty (120) day period following the rejection of the Grantor Offer, the foregoing provisions of this clause shall apply again to any proposed sale or parting of ownership of the Licensed Technology. Notwithstanding the foregoing, no sale or other disposal of the Licensed Technology to a third party shall be effective until the third party has agreed in writing to be bound by and observe the terms of this Agreement.

6. 1. 10 - The Grantor shall assist the Licensee to incorporate Transform Pack Europe Inc.
Austria by providing the Licensee with a notarized signed consent under the seal of the Grantor permitting the Licensee to use the corporate name "Transform Pack Europe Inc. " or such other similar name as the governmental authorities in Austria may approve and accept. Furthermore, the Grantor shall provide reasonable assistance to the Licensee to ensure that the consent document is duly officialized by the nearest office of the Austrian Consulat in Canada.

6.2 - Warranties and Covenants of the Grantor

6.2.1 - The Grantor represents, warrants and, subject to the terms and conditions of this Agreement, covenants as follows:

(a) It is a corporation duly incorporated and organized and validly subsisting under the laws of the Province of New Brunswick and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of the Grantor, enforceable against it by the
Licensee in accordance with its terms;

(c) The execution and delivery of this Agreement by it and the consummation of the

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obligations and events herein provided for will not result in the breach or violation of any provision of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Grantor under any contract to which it is a party or by which is bound, any provision of the constating documents or by-laws or resolutions of the board of directors or shareholders of the Grantor, any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Grantor, any license, permit, approval, consent or authorization held by the Grantor or any applicable law, statue, ordinance, regulation or rule.

(d) The Grantor warrants that there are no other existing licenses under the Know-How in the Territory and covenants that no further disclosure to third parties will be made by it of the Know-How in the Territory while this Agreement is in force.

(e) The Grantor warrants that it is the sole owner of the Licensed Technology, including the Know-How and the Canadian Patent Application entitled "Method and Material For Extending The Shelf-Life of Fresh Foods" filed November 9, 1994, as number 2135416, a copy of which is attached hereto as Schedule "A" and being more generally described in the Marketing Brochure attached hereto as Schedule "B".

(f)       The Grantor warrants that it shall within forty-five
(45) days from the date of execution of this Agreement file at its sole cost and expense, the PCT Patent Application with the appropriate European Governmental authority pursuant to the provisions of article 6.1.5 of this Agreement.

               ARTICLE VII - OBLIGATIONS, WARRANTIES
                   AND COVENANTS OF THE LICENSEE

7.1 - Obligations of the Licensee

7. 1. 1 - The Parties hereto agree that the Grantor will retain two (2 %) of the shares of the Licensee and have a seat (Beirat) on the Licensee's board of directors.

7.1.2 - The Licensee shall pay the Grantor forty-five percent (45
%) of its net profit from nonrefundable advanced payments received by Licensee from sub-licensees and from the sale of equipment in the Territory.

7.1.3 Promote Sales: The Licensee shall use its best efforts to promote the sales of the Products in the Territory, and conduct its business in a manner so as to enhance the reputation of the Products, Know-How and Trade Marks.

7.1.4 Manufacture to Quality: The Licensee shall use its best efforts within 210 days from the date of this Agreement to diligently manufacture the Products with the highest standards having regard to the nature of the Products and the use to which they are to be put. The Licensee and the Grantor ' shall work together jointly to establish a quality assurance program to implement standards to ensure that the Adhesives are of a high quality and shall meet or exceed all health and market requirements in the Territory.

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7.1.5 Design and Manufacture Equipment: Within 180 days from the date of this Agreement, the Licensee shall use its best efforts to diligently design, develop and manufacture equipment to produce the Licensed Technology. Within 90 days after disclosure by the Grantor of all Know-How pursuant to article 2.1.2 of this Agreement, the Licensee shall provide the Grantor with an action plan with respect to the design, development and production of the equipment pursuant to this-article which action plan shall become attached hereto as a Schedule "G".

7.1.6 Purchase Adhesives From the Grantor: The Licensee shall purchase from the Grantor all Adhesives used in connection with the Licensed Technology. The cost of the adhesives to the Licensee will initially be twelve dollars ($12.00 - base year 1995) Cdn\kg. dry matter, FOB Moncton, New Brunswick, Canada. A letter of credit shall be required for the purchase of all adhesives. The parties further agree that the twelve ($12.00) dollar cost for adhesives shall be adjusted for each full year subsequent to the date of this Agreement by the All Items Consumer Price Index (cpr) for Canada as published by Statistics Canada or any successor thereto. Each subsequent adjustment will be made on the previously adjusted portion. PROVEDED HOWEVER, in the event that the Adhesives purchased by the Licensee hereunder are, after inspection and examination upon arrival, not reasonably fit for the purpose which they were purchased and are found not to be of merchantable quality, the Licensee may, at its sole option, reject the defective shipment of Adhesives and return them to the Grantor for replacement or reimbursement.

7.1.7 Supply Sample Products: The Licensee further agrees to supply by air express to the Grantor a sample of the Products at least once every quarter during the course of this Agreement and the Grantor agrees to utilize its laboratory services to analyze sample and to render promptly, by air mail, telephone or telex or telecopy, at the Grantor's discretion, a report to the Licensee concerning the quality and shelf life of the Products, in order to maintain continuous production of Products of uniformly high quality.

7.1.8 Promotion and Advertising: The Licensee agrees diligently to promote the sale of the Products under this Agreement.

7.1.9 Compliance with Local Laws: The Licensee shall ensure that any registration or notification required by the laws of the Territory shall have been carried out. The Licensee shall comply with all laws and regulations as may apply with the Territory, as applicable to this agreement and all transactions and activities contemplated or to be performed under this agreement.

7. 1. 10 Location of Production Facilities: The Licensee must keep the Grantor informed of the locations of its production facilities in a timely manner.

7. 1. 11 Name of Corporation: The Licensee must use a corporate name in the Territory which includes the words "Transform Pack" or such other corporate name as may be approved.

7.1.12 Insurance: The Licensee shall be responsible for adequate insurance coverage relating to the use of the Licensed Technology by the Licensee in the Territory, if same may be required by the Licensee.

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7.1.13 Taxes and Approvals: The Licensee shall be responsible for all excise and import taxes, as well as all regulatory approvals from appropriate governmental agencies in the Territory.

7.1.14 In the event that the Licensed Technology and/or Products fail to fulfill the Needs Of The Market throughout the Territory despite the due diligence, sincere effort and business professionalism of the Licensee in promoting the sales and marketing of the Products and the Territory, then the Licensee may, at its option, suspend this Agreement for a period not exceeding one (1) year in order to work jointly together with the Grantor to make such changes and improvements to the Licensed Technology and Products as are necessary to fulfill the Needs of the Markets in the Territory. After the expiration of one (1) year from the date of initial suspension, if the Needs of the Markets have still not been met, the parties hereto covenant and agree with each other that, if reasonable grounds for a further extension are established, they shall suspend this Agreement for a further period of* time as may be reasonable under the circumstances to fulfill the Needs of the Markets in the Territory. The Licensee shall keep the Grantor fully apprised of all matters relating to the Needs of the Markets in the Territory. If the parties hereto cannot agree either on the granting of a further extension or the length of such extension to be granted, then either party hereto may resort to the Dispute Resolution provision set out in this Agreement under Article XVI.

7.2 Warranties and Covenants of the Licensee

7.2.1 - The Licensee represents, warrants and, subject to the terms and conditions of this Agreement, covenants as follows:

(a) This Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of the Licensee, enforceable against it by the Grantor in accordance with its terms;

(b) The execution and delivery of this Agreement by it and the consummation of the obligations and events herein provided for will not result in the breach or violation of any provision of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Licensee under any contract to which it is a party or by which is bound, any provision of the constating documents or by-laws or resolutions of tile board of directors or shareholders of the Licensee, any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Licensee, any license, permit, approval, consent or authorization held by the Grantor or any applicable law, statute, ordinance, regulation or rule.

(c) The Licensee shall, in accordance with the provisions herein, incorporate a legal entity in Austria within 30 days from the date of this Agreement or such further or additional time as the governmental authorities require under the name "Transform Pack Europe Inc. " or such similar corporate name as may be approved. Furthermore, upon incorporation of Transform Pack Europe Inc., the company shall ratify this License Agreement and the authority of Peter J. Tomaschitz to negotiate same on its behalf.

(d) Advertising: The Licensee covenants that he shall not advertise the Products outside the Territory except where advertisements are included in international publications.

(e)Remain in Territory: The Licensee covenants that he shall not seek customers, establish any branch or maintain any office or depot in relation to the Products anywhere outside the Territory.

(f) The Licensee covenants to make the Royalty payments to the Grantor by reason of sales by sublicensees and for the observance and performance by all sublicensees of all the provisions of this Agreement.

                  ARTICLE VIII - ROYALTY PAYMENTS

8.1 Royalty Payments

8. 1. 1 Royalties: As consideration for the license granted under the licensed Patents, Know-How and licensed Trade Marks, the Licensee agrees to pay the Grantor during the term of this Agreement an ongoing royalty equal to ten (10%) percent of the Gross Revenues as the term is defined in section l(b) of this Agreement (the "Royalties"). Such Royalties shall be payable as set out on c~, to the branch and account designated by the Grantor.

8.1.2 Payment Period: Within thirty days of the end of each quarter in each year, the Licensee shall deliver to the Grantor a report setting out the numbers, description (including description of end use) and value of the sales of each Product manufactured by or on behalf of the Licensee and sold by it (whether separately or as part of any larger unit or product) during such preceding quarter. Concurrently with the making of each such report, the Licensee shall remit the Royalties then due to the Grantor in respect of the Products sold by or on behalf of the Licensee in the preceding quarter.

8.1.3 Estimated Minimum Royalties: The Licensee estimates minimum royalty payments to the Grantor of approximately the following amounts pursuant to the terms of this Agreement:

(a)       First year of Agreement - $150,000.00

(b)       Second year of Agreement - $150,000.00

(c)       Third year of Agreement - $200,000.00

(d)       Fourth year of Agreement - $300,000.00

(e)       Fifth year of Agreement - $500,000.00

     IT IS HEREBY AGREED TO BY THE PARTIES THAT the Licensee shall prepay a non-reimbursable Royalty for the first year to the Grantor in the amount of One Hundred and Fifty Thousand Dollars ($150,000.00), payable in Canadian dollars to the Grantors in the following installments: $50,000.00 within 90 days of signing this agreement; another $50,000.00 within 210 days of the signing of this Agreement; and the balance within 1 year of the signing of this Agreement.

8.1.4 Promissory Note: The estimated minimum payment to the Grantor in the first year will be guaranteed by a Promissory Note issued by Transform Pack Europe Inc. in the amount of $150,000.00 a copy of which is attached hereto as Schedule "F". Upon incorporation, Transform Pack Europe Inc. covenants and agrees to execute the Promissory Note attached hereto as Schedule "F".

8.1.5 Samples: No Royalties shall be payable in respect of Products sold or otherwise disposed of by the Licensee for the purpose of samples or bona fide tests on such Products.

8.1.6 No Deductions for Tax: All payments to the Grantor under this agreement shall be made without any deduction of any kind except for withholding taxes, if any, exigible on the payments. The Licensee undertakes to take all reasonable steps to assist the Grantor to obtain the benefit of any double taxation agreement which may apply to any of the payments under this agreement and to minimize the impact of any taxation in respect of such payments.

8.1.7 Withholding Taxes: In the event that withholding taxes are exigible on any payments under this agreement, the Licensee shall withhold the withholding taxes required and shall promptly remit such taxes to the appropriate taxing authority in the Territory. Upon any such remittance, the Licensee shall promptly provide the Grantor with documentation evidencing the payment of such taxes, and any other documentation that the Grantor shall reasonably require so as to obtain a foreign tax credit in Canada.

8.1.8 Canadian dollars: Except as otherwise specified in this agreement, all payments required to be made by or on behalf of the Licensee under this agreement shall be paid in Canadian dollars.

                   ARTICLE IX - INDEMNIFICATION

9.1. Indemnity for Patent and Trade Mark Actions

9. 1. 1 Modified Products: The Grantor shall have no obligation to defend the Licensee or to pay costs, damages or legal fees for any claim based on any modifications made to the Products by the Licensee.

9.1.2 Invalidity. of Patents or Trade Marks: In the event that any of the Patents, Know-How or Trade Marks, present or future, being the subject of this Agreement shall be held invalid in any infringement or impeachment proceedings in the Territory, the Licensee shall have the option of paying the royalties into a separate trust account of the Giro Credit Bank, Main Branch at Graz, Austria, Europe, until a final determination of validity has been made by a court of competent jurisdiction from which either no appeal has been or can be taken. If the finding of the court is that any claim or the claims of the Patents, Know-How or Trade Marks which are licensed is valid, then the moneys paid in escrow, including all accumulated interest, shall be paid out to the Grantor. If the finding of the court is that all claims of the Patents, Know-How or Trade Mark which is licensed are invalid, the moneys in escrow shall be paid out to the Licensee and this agreement shall automatically then terminate.

        ARTICLE X - REGISTRATION AND MAINTENANCE OF PATENTS

10. 1 - Registration and Maintenance of Patents

10. 1. 1 If any Patents are issued in the Territory, the Licensee shall be responsible for maintaining and keeping the Patents in the Territory in full force and effect throughout the term of this Agreement. At the request of the Licensee, the Licensor shall register the Licensee as a registered user of the Patents in the Territory. Further, the Grantor agrees to obtain any registration or any approvals or authorizations in connection with this license and its supplementary agreements that, in the opinion of the Licensee, may be necessary or desirable to be obtained from any government or governmental agency or instrumentality in the Territory and the obtaining thereof shall be a condition to this entire Agreement. Provided however, that all costs incurred by the Licensee in maintaining said registrations shall be deductible by the Licensee from royalty payments due to the Grantor under the terms of this Agreement, provided however that the Licensee has sold Products in the particular registration district during the year in question which the maintenance and registration costs are sought to be deducted.

                     ARTICLE XI - TRADE MARKS

11.1 - Trade Marks and Other Proprietary Marks

11. 1. 1 Description as Authorized Licensee: The Licensee is
authorized, but not obligated to   f
describe, refer to and advertise itself as a licensee of the Grantor for the manufacture of the Products in the Territory.

11.1.2 The Licensee agrees that its right to use the trade name and trade mark shall be conditional upon its selling only Products of a quality equal to those being produced at any given time by the Grantor, or at the Grantor's discretion, in accordance with the reasonable standards of quality specified from time to time by the Grantor.

11. 1. 3 Application for Registration of Trade Marks: In the event that the Grantor decides to apply for registration of any one or more of the Trade Marks in connection with the Products in the Territory, the Grantor shall notify the Licensee in writing and may request and obtain the Licensees advice and assistance if required, and keep the Licensee informed of pertinent developments and/or the issuance of registration. The cost of any such registration of trade marks shall be for the account of the Grantor and all such registrations shall be applied for and issue in the name of and as the sole property rights of the Grantor.

11. 1. 4 New Trade Marks: If any Trade Marks of the Grantor are used by the Licensee, alone or in combination with other trade marks of the Grantor or the Licensee, in such manner as to be distinctive by reason of design, colour, format or any other reason, such distinctive features and associated good will shall become the property of and enure to the benefit of the Grantor, and the Licensee agrees that it will, without any payment or other consideration, sign and execute such documents as are necessary to transfer and assign all rights thereto to the Grantor.

11. 1. 5 Transfer to Grantor: Should the law or regulations of any part of the Territory invest the

Licensee with any property rights to any of the Trade Marks, the Licensee shall promptly, freely and co-operatively relinquish to the Grantor any and all such rights upon termination of this agreement for any reason, without recourse or cost to the Grantor and shall thereafter refrain from any further usage of the said Trade Marks.

11. 1. 6 Cease Using on Termination: Following termination of this agreement for any reason whatsoever, the Licensee agrees not to register or use any of the Trade Marks, or any trade marks or trade names which are the same as or confusingly similar to the Trade Marks. This obligation shall survive the termination of this Agreement.

                   ARTICLE XII - CONFIDENTIALITY

12.1 - Confidentiality

12. 1. 1 Confidential Information: All information, other than information generally known in the food and hospitality industry or information made known by a third party to the Licensee other than a consequence of the Licensee's relationship with the Grantor ("Confidential Information") supplied by or on behalf of the Grantor pursuant to this Agreement shall be treated as confidential by the Licensee and shall be used solely to enable the Licensee to manufacture, use, sell and develop a market for the Products in accordance with this Agreement, and all documents containing or disclosing such Confidential Information shall at all times be and remain the property of the Grantor; provided, however, that the Grantor shall not during the continuance of this Agreement demand the delivery of such documents from the Licensee.

12.1.2 Permitted Disclosure: Nothing contained in this Agreement shall prevent the Grantor or the Licensee from making disclosure of any of the Confidential Information to:

(a) any authorized body for the sole purpose of maintaining registration of any Patent for any invention or discovery which is the subject of this agreement; or

(b) any other person, firm or corporation for the purpose of promoting the sale or use of Products by the Grantor and any of its other licensees or by the Licensee and any of its permitted sub-licencees, provided that the Licensee shall obtain from the persons to whom such disclosure is made a covenant of non-disclosure in favour of both the Grantor and the Licensee.

                 ARTICLE XIII - BOOKS AND RECORDS

13.1 - Books and Records

13. 1. 1 Duty to Keep Records: The Licensee shall keep at its principal place of business clear, accurate and comprehensive records showing, in particular, all sales in the Territory of the Products manufactured by or on behalf of the Licensee in sufficient detail to enable the payments due under this agreement to be correctly ascertained. The Licensee shall adhere to accounting standards equal to or better than generally accepted accounting principals established by the chartered accounting profession in Canada.

13.1.2 Audit Discrepancy: The Grantor shall be entitled to appoint an auditor or accountant to audit the records for the production and sales of the Product, and the Licensee shall give access to such records and supporting documentation and otherwise reasonably assist in such audit so that the Grantor may obtain independent verification of the written statements referred to above, such audit to be made at the expense of the Grantor. However, in the event that such audit reveals an error in favour of the Licensee in excess of five (5 %) percent of the amount stated in the production statements for the year in question, then, the Licensee shall be responsible to pay for the full cost of the audit.

                    ARTICLE XIV - FORCE MAJEURE

14.1 Excusable Delay

14. 1. 1 Upon the occurrence of any excusable delay, the party experiencing such occurrence shall promptly notify the other party of the occurrence and estimate the duration of said occurrence. Thereupon, the time within which the party experiencing such occurrence shall have to perform its obligations under this agreement shall, to the extent necessitated by such occurrence and for the duration of such occurrence, be appropriately delayed.

In case of force majeure preventing or hindering either party from performing its obligations under this agreement, the affected party may give written notice to the other containing reasonable particulars of the force majeure in question and the effect of such force majeure as it relates to the obligations of the affected party and such force majeure shall not constitute a default under this agreement, provided that the party affected by the delay makes reasonable efforts to correct the reason for such delay. Such notice shall entitle the affected party to suspend deliveries or payments, as the case may be. For the purpose of this agreement, 'force majeure" shall mean any of the following events beyond the control of the parties:

(a) lightning, storms, earthquakes, landslides, floods, washouts and other acts of God;

(b) substantial or material fires, explosions, breakage of or accidents to plant, machinery, equipment and storage of the supplier;

(c) strikes, lockouts or other industrial disturbances of the supplier;

(d) civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics;

(e) inability to obtain supplies necessary to manufacture and package the Products at the supplier's plants, if inability is industry-wide among similar manufacturers or inability to obtain electric power, water, fuel or other utilities, or services necessary to operate the plants; and

(f) any other material event that could reasonably be considered to be force majeure by reason that it is beyond the control of the party affected;

          but shall not include the inability of either party to obtain financing or any other financial inability on the part of either party.

                     ARTICLE XV - TERMINATION

15.1 - Termination on Notice

15. 1. 1 Either party may terminate this agreement if,

(a) the other party is in default in any material respect in the performance of any of its obligations under this agreement or otherwise commits any material breach of this agreement, and such default continues after sixty (60) days' written notice sent by first class postage prepaid registered mail from the non-defaulting party to the defaulting party stating the particulars of such default (for the purposes herein, any failure to make any payment due under this agreement shall be a material default);

(b) bankruptcy or insolvency proceedings are instituted by or against the other party, which the other party does not defend or which it is not successful in defending, or the other party is adjudicated a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors or proposes or makes any arrangements for the liquidation of its debts or a receiver or receiver and manager is appointed with respect to all or any part of the assets of the other party;

15.2 - Events Upon Termination

15.2.1 Upon termination of this agreement for any cause whatsoever,

(a) all Royalties, including Royalties on the Products then on hand or in the course of manufacture, shall immediately become due and payable;

(b) the Licensee shall forthwith, and not later than ninety (90) days thereafter, return free of any charge to the Grantor, all written information of whatever kind, including graphic and electronically or magnetically recorded documents furnished by the Grantor or created by the Licensee in relation to the Products including, without limitation, notes, memoranda, diaries, records, drawings, prints, sketches, plans, specifications and other technical information made by the Licensee or its agents, affiliates or employees and copies of any kind made thereof by anybody, and derived from the technology of the Patents, Know-How, Trade Marks, Products or the manufacture thereof; further, the Licensee agrees that it will forthwith discontinue the use of and refrain from using, disclosing or exploiting the Know-How and any technical data and information pertaining thereto or any improvement or development in respect thereof disclosed to it under this agreement by the Grantor and from manufacturing or selling the Products and the Grantor shall forthwith-have the right to institute proceedings for infringement of any of its Patent and Trade Mark rights then in force;

15.2.2 Notwithstanding any such termination:

(a) all warranties and covenants set out in this agreement and all obligations of indemnification shall survive and continue to bind the parties for three (3) years after the date of termination of this Agreement;

(b) the Licensee shall honour any remaining payment obligations set out in this Agreement; and

(c) the Licensee shall be permitted to sell all Products manufactured prior to the termination, provided such sales are completed by delivery of goods and receipt of payment therefor within six (6) months of the date of such termination and are subject to the payment obligations as set out in this Agreement.

                 ARTICLE XVI - GENERAL PROVISIONS

16.1 - Dispute Resolution

All disputes arising in connection with the present contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators. Each party shall appoint an arbitrator, and the two thus selected to designate a third. If either of the parties fails to appoint its arbitrator within sixty days after receipt of notice of the appointment by the other of its arbitrator, or if the arbitrators fail to appoint a third, then the President of the International Chamber of Commerce, Paris, France, shall have the power on the request of either party, to make the appointments which have not been made as contemplated above. The arbitration shall be held as promptly as possible at such time and place as the arbitrators may determine. The decision of a majority of the arbitrators shall be final and binding on the parties, and the expense of the arbitration shall be paid as the arbitrators may determine.

16.2 - Assignment

16.2.1 The Grantor acknowledged that the Licensee may assign this Agreement to an Affiliate or subsidiary and the assignee shall continue to be bound by the terms and conditions of this Agreement. The Licensee acknowledges that the Grantor may assign this agreement to an Affiliate or subsidiary and the assignee shall continue to be bound by the terms and conditions of this Agreement.

16.3 - Language

16.3.1 Upon execution, this agreement may be translated into the language of the Territory provided, however, that in the event of any diversion between the English version and any other version, the English version shall prevail.

16.4 - Extended Meanings

16.4.1 Words importing the singular number include the plural and vice versa and words importing gender include all genders.

16.5 - Applicable Law

16.5.1 This agreement shall be deemed to have been made, executed and delivered in Moncton, New Brunswick, Canada, and any controversy arising under or in relation to this agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick, Canada.

16.6 - Entire Agreement

16.6.1 This agreement constitutes the entire agreement of all the parties with respect to the subject-matter hereof and, except as stated in this agreement and in the instruments and documents to be executed and delivered pursuant to it, contains all of the representations, undertakings and agreements of all parties respecting the subject-matter hereof. There are no representations, undertakings or agreements of any kind between all the parties respecting the subject-matter hereof except those contained in this agreement.

16.7 - Severability

     The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision.

16.8. Currency

16.8.1 Unless otherwise specifically provided in this agreement, all references to dollar amounts or other money amount are expressed in terms of lawful money of Canada.

16.9 - Notices

16.9. 1 Any notice or other documents required or permitted to be given under this agreement shall be in writing and shall be delivered, mailed by pre-paid registered mail, return receipt requested or sent by telex or telecopy addressed to the party or parties to whom it is to be given at the address shown below or at such other address or addresses as the party or parties to whom such writing or document is to be given shall have last notified all other parties in accordance with the provisions of this paragraph:

(a)  if to the Licensee at Grabenstrasse 45, Suite 41, A-8010,
Graz, Austria, Europe

(b)  if to the Grantor at 415 Elmwood Drive, Moncton, New
Brunswick, Canada, EIA 4Y2

16.9.2 Any such notice or other document shall:

(a) if delivered, be deemed to have been given and received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or document shall be deemed to have been given and received at the place of receipt on the first business day in the place of receipt, thereafter;

(b) if transmitted by telex or telecopy, be deemed to have been given and received at the place of receipt on the next business day in the place of receipt, following the day of sending; and

(c) if mailed, be deemed to have been given and received at the place of receipt on the date of actual receipt.

16.9.3 In the event of postal disruption, such notices or documents must either be delivered personally or sent by telex or telecopy.

16.10 - Amendment of Agreement

16.10.1 None of the terms, conditions or provisions of this agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either party, their respective agents, servants or employees unless done so in writing signed by both parties.

16.11 - Waiver of Breach

16.11.1 No waiver on behalf of any part of any breach of the provisions shall be effective or binding on such party unless the same shall be expressed in writing and any waiver so expressed shall not limit or affect such party's rights with respect to any future breach of any of the provisions of this agreement.

16.12 Successors and Assigns

16.12.1 This agreement shall be binding on and enure to the benefit of the successors and permitted assigns( Affiliates) of both parties and all persons or corporations succeeding to or acquiring the business now carried on by the Grantor or the Licensee.

16.13 - Time

16.13.1 When calculating the period of time within which or following which any act is to be done or step taken the date which is the reference day in calculating such period shall be excluded.

16.14 - Time of the Essence

16.14.1        Time shall be of the essence of this agreement.

                 ARTICLE XVII - FURTHER ASSURANCES

17.1 Further Assurances

17.1.1 - The Parties agree to cooperate with and assist each other and take such further or additional action as may be reasonably necessary to implement and carry into effect this Agreement to its full extent.

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                       ARTICLE XIII - WAIVER

18.1 - Waiver

18.1.1 - The waiver of any breach of any term or-condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature. No failure to exercise and no delay in exercising, on the part of either party hereto, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein provided are accumulative and not exclusive of any rights or remedies at law.

            ARTICLE XIX - ESCROW OF LICENSED TECHNOLOGY

19.1 - All Licensed Technology to be held in Escrow

19. 1. 1 The Licensed Technology, including the Patents, Know-How and Trade Secrets (including the formula of the adhesives and marinating spices and flavours together with formulaes for same and any modifications and improvements thereto) however documented or recorded, including any report, software, photograph, drawing, plan, operating data, specifications, recipe, model, prototype, copyright, design, technical information, operation manual, improvement, invention, method or process or other tangible or intangible property ( the "Escrow Materials") shall be held by the Research and Productivity Council (the "Escrow Agent"), in escrow pursuant to the terms of this Agreement.

19.1.2 Improvements or additions to the Licensed Technology (including the adhesives and marinating spices and flavours together with formulaes for same) arising after the date of this Agreement, including amendments to the Patents and any modifications and improvements thereto) shall be added by the Grantor to the Escrow Materials held by Escrow Agent and the Licensee shall be promptly notified in writing of each such addition. On reasonable notice to the Escrow Agent, the Licensee may attend at the offices of Escrow Agent to inspect the Escrow Materials save and except for the formulae of the Adhesives. However, the Escrow Agent shall provide a written statement at the request of the Licensee confirming that the Escrow Agent has in its possession as part of the Escrow Materials the formulae for the Adhesives.

 19.1.3 Upon the failure of the Grantor to cure, after reasonable notice requiring it to do so, any breach, violation, non-
  performance or non-observance of article 6. 1. 1., the Licensee shall have, in addition to any other rights or remedies it may have against the Grantor under this Agreement ( which rights or remedies are not limited hereby), the right to purchase from the
  Escrow Agent all Adhesives used in connection with the Licensed
   Technology. The cost of the Adhesives to the Licensee will be twelve dollars ($12.00 base year 1995 ) Cdn\kg. dry matter, FOB Fredericton, New Brunswick, Canada. A letter of credit shall be required for the purchase of all Adhesives. The parties further agree that the twelve ($12.00) dollar cost for Adhesives shall be adjusted for each full year subsequent to the date of this Agreement by the All Items Consumer Price Index (CPI) for Canada as published by Statistics Canada or any successor thereto. Each subsequent adjustment will be made on the previously adjusted portion. In the event that the Adhesives purchased by the
Licensee hereunder are, after inspection and examination upon arrival, not reasonably fit for the purpose which they were purchased and are found not to be of merchantable quality, the Licensee may, at its sole option, reject the defective shipment of Adhesives and return them to the Escrow Agent for replacement or reimbursement.

19.1.4 The parties agree to enter into an escrow arrangement with the Escrow Agent consistent with the foregoing clauses of this article, such escrow agreement to be entered into on or before ninety (90) days from the date of this Agreement.

     IN WITNESS WHEREOF the parties have duly executed this agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED
in the presence of                           TRANSFORM PACK INC.

                                        Per: /s/ Raymond Caissie,
                                   President

                                        Per : /s/ Hans Meier, Vice-
                                   President

                                        Per: Bernard Morin, Vice-
                                   President

                                        /s/ PETER J. TOMASCHITZ
                                        (on behalf of a company
                                   which is to
                                        be incorporated)

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